Exhibit 4.1

Execution Version

FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This First Amendment to Registration Rights Agreement (this “Amendment”) is made and entered into as of April 9, 2019 by and among Crestwood Equity Partners LP, a Delaware limited partnership (“Crestwood”), and CN Jackalope Holdings, LLC, a Delaware limited liability company (“Holdings”). Each of Crestwood and Holdings may be referred to as a “Party” and collectively, as the “Parties.”

Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in that certain Registration Rights Agreement, dated as of December 28, 2017 (the “Registration Rights Agreement”), by and among Crestwood and Holdings.

RECITALS:

WHEREAS, the Parties previously entered into the Registration Rights Agreement on December 28, 2017;

WHEREAS, this Agreement is made in connection with the entry into the Third Amended and Restated Limited Liability Company Agreement of Crestwood Niobrara LLC by and between Holdings, Crestwood Midstream Partners LP, and solely for the purposes of the provisions set forth therein, Crestwood (the “Company Agreement”).

WHEREAS, in connection with the entry into the Company Agreement, Crestwood Niobrara LLC has issued 235,000,000 Series A-3 Preferred Units to Holdings;

WHEREAS, Crestwood has agreed to provide registration and other rights set forth in the Registration Rights Agreement and this Amendment for the benefit of Holdings pursuant to the Company Agreement;

WHEREAS, the parties desire to amend the Registration Rights Agreement to conform with certain provisions of the Company Agreement and the issuance of Series A-3 Preferred Units to Holdings;

WHEREAS, Section 3.12 of the Registration Rights Agreement provides that such agreement may be amended by means of a written amendment signed by Crestwood and the Holders of a majority of the then-outstanding Registrable Securities (or the Holdings Member, to the extent that no Registrable Securities have been issued).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

Section 1.    Amendments to Registration Rights Agreement

(a)    Definitions. The following definitions are hereby amended and restated in their entirety in Section 1.01 of the Registration Rights Agreement:

““Company Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Crestwood Niobrara LLC by and between Holdings, Crestwood Midstream Partners LP, and solely for the purposes of the provisions set forth therein, Crestwood.”

““Redemption Units” means the CEQP Units to be issued to Holdings Member pursuant to Sections 3.05, 4.06(b), 4.06(c), 4.06(d), 4.06(e) or 4.06(f) of the Company Agreement.”

““Trigger Event” means the delivery of (i) written notice from Crestwood Member that it is making an election pursuant to Section 3.05(a) of the Company Agreement to pay any portion of the Crestwood Floor Price in CEQP Units; (ii) a Consideration Election Notice from Crestwood Member indicating that Crestwood Member has elected to acquire all or a portion of the then outstanding Series A Preferred Units and Series B Preferred Units through the issuance of CEQP Units in accordance with Section 4.06(b) or Section 4.06(c) of the Company Agreement; (iii) a Crestwood Full Redemption Notice from Crestwood Member that it is making an election pursuant to Section 4.06(d)(2) of the Company Agreement; (iv) a Crestwood Partial Redemption Notice from Crestwood Member that it is making an election pursuant to Section 4.06(e)(2) of the Company Agreement; (v) written notice from Crestwood Member that it is making an election pursuant to Section 4.06(f)(2) of the Company Agreement; or (vi) written notice from Crestwood Member or Holdings that the cash proceeds of an Asset Sale are less than the redemption price and require the issuance of CEQP Units to Holdings under any of Sections 4.06(c), 4.06(d), 4.06(e) or 4.06(f) of the Company Agreement.”

(b)    Amendments to Sections.

i.    Section 2.03 is hereby amended and restated as follows:

Demand Rights. Holdings shall have the right, at any time from time to time, to elect to include, other than pursuant to Section 2.02 of this Agreement, (i) at least an aggregate of $40.0 million of Registrable Securities (calculated based on the product of the CEQP Unit Price times the number of Registrable Securities) or (ii) a lesser amount of Registrable Securities if the same consists of all CEQP Units that were issued to the Holdings Member in connection with a transaction contemplated by Sections 3.05(a), 4.06(b), 4.06(c), 4.06(d), 4.06(e) or 4.06(f) of the Company Agreement (excluding a partial redemption under Section 4.06(f)), under a registration statement pursuant to an Underwritten Offering, pursuant to and subject to the conditions of this Section 2.03 of this Agreement, exercisable by delivery of a written notice to Crestwood (an “Underwritten Offering Notice”); provided, however, that such right shall not be exercised (i) in respect of more than two Underwritten Offerings or (ii) more than once in any 180 day period, provided further, however, notwithstanding the foregoing, as of any date of determination, the aggregate number of Underwritten Offerings available as of such date shall be increased by one upon each occurrence of redemption of less than all of the Series A Preferred Units then outstanding that are owned by Holdings in which CEQP Units are issued as consideration for all or a portion of such redemption pursuant to Section 4.06(e) of the Company Agreement. Upon the delivery to Crestwood of any Underwritten Offering Notice, Crestwood shall be obligated to retain underwriters in order to permit Holdings to effect such sale through an Underwritten Offering. In connection with any Underwritten Offering under this Section 2.03, Holdings shall be entitled to select the Managing Underwriter or Underwriters for such Underwritten Offering, subject to the consent of Crestwood not to be unreasonably withheld, delayed or conditioned.

ii.    Section 3.01(c) is hereby amended and restated as follows:

if to Crestwood:

Crestwood Midstream Partners LP

811 Main St., Suite 3400

Houston, TX 77002

Attention: Joel Lambert

Facsimile: (832) 519-2250

Email: Joel.Lambert@crestwoodlp.com

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Gillian Hobson

Facsimile: (713) 615-5883

Email: ghobson@velaw.com

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by courier service or any other means.

Section 2.    General Provisions.

(a)    Amendment. No amendment of this Amendment shall be valid unless such amendment is made in accordance with Section 3.12 of the Registration Rights Agreement.

(b)    Counterparts. This Amendment may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not a signatory to the original or the same counterpart.

(c)    Governing Law. The parties agree that this Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without application of the conflict of laws principles thereof.

(d)    Severability of Provisions. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

(e)    Effect of the Amendment. Except as amended by this Amendment, all other terms of the Registration Rights Agreement shall continue in full force and effect and remain unchanged and are hereby confirmed in all respects by each party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto execute this Amendment, effective as of the date first written above.

COMPANY:

CRESTWOOD EQUITY PARTNERS LP

By:	Crestwood Equity GP LLC, its general partner

By:	/s/ William Moore
Name:	William Moore
Title:	Senior Vice President, Strategy & Corporate Development

SIGNATURE PAGE TO

FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

CN JACKALOPE HOLDINGS, LLC

By:	GIP JACKALOPE ACQUISITION PARTNERS, L.P.,
its Administrative Agent

By:	GLOBAL INFRASTRUCTURE GP CASCADE I, L.P.,
its general partner

By:	GLOBAL INFRASTRUCTURE INVESTORS CASCADE, LLC,
its general partner

By:	/s/ Matthew Harris
Name:	Matthew Harris
Title:	Partner

SIGNATURE PAGE TO

FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT